Stuart Liddell
Via Email

March 25, 2021
Dear Stuart,
Offer and Position
We are pleased to offer you the position of Global President of A&H of SiriusPoint Ltd, employed by Sirius International Insurance Corporation (the “Company”), subject to the following revised terms and conditions set forth in this offer letter agreement (the “Offer Letter”).
Duties
In your capacity as Global President of A&H of the Company, you will perform such duties, services, and responsibilities on behalf of the Company (or any company in the Company Group) consistent with such position as may be reasonably assigned to you from time to time. You will report directly to the Chief Operating Officer & President, Insurance and Services of the Company. You agree to devote your full business time, attention, and skill to the performance of your duties, and to use your best efforts to promote the interests of the Company, and you will not engage in any other business activity without the prior written approval of the Company. Notwithstanding the foregoing, you will be permitted to manage your personal investments and engage in such other activities as are permitted by the Company from time to time; provided, that such activities do not interfere with the performance of your duties hereunder, create a conflict of interest or violate any agreement or policy in effect with the Company.
In consideration of the Long Term Incentive Grants offered herein we would expect you to sign the standard Restrictive Covenant Agreement outlined in Exhibit A.
Location
Your principal place of employment will be such location as specified by the Company in London, subject to business travel to other locations as needed to properly fulfill your employment duties and responsibilities. Normal business hours are 9 am to 5 pm, Monday to Friday, but, due to the nature of your position, you may be required to work outside these hours for no additional remuneration.
Effective Date
Subject to your execution of this Offer Letter and form of Restrictive Covenant Agreement attached hereto as Exhibit A, you shall commence to serve as Global President of A&H of the Company effective as of March 25, 2021 (Commencement Date). Your period of continuous employment began on 21 November 2002.
Base Salary
In full consideration of your services to the Company (including any services as an officer, director, employee, or member of any committee of any company in Company Group, or otherwise on behalf of the Company), you will be paid a base salary of £332,150 per year (Base Salary), payable in accordance with the normal payroll practices of the Company and subject to all withholdings and deductions as required by law.
Annual Bonus
During your employment, you will continue be eligible to receive, in respect of each calendar year, an annual bonus pursuant to the bonus agreement letter signed by you and the Company dated 1 March 2012 and subject to the terms and conditions therein (and subject to the terms according to which such letter was amended by a further letter agreement signed by you and the Company dated 3 August 2020).
    Sirius International Insurance Corporation (publ) UK Branch, Floor 4 • 20 Fenchurch Street • London • EC3M 3BY, UK
Registered Office: the Swedish Companies Registration Office, Stockholm, Sweden

Long-term Incentive Grants
Commencing in 2021 and in each subsequent calendar year of your employment, at such time as long-term equity incentive awards are granted to employees of the Company of a similar level to you and in the same location, you will receive a long-term equity incentive award having a target value (calculated in the same manner as the target values of the other award recipients) equal to 60% of base salary (the “Annual Equity Award”). The Annual Equity Award will have such terms and conditions as determined by the Group Board or its compensation committee from time to time. The terms and conditions of the Annual Equity Award will be subject to and evidenced by an award agreement to be entered into between the Company and you at the time that the Annual Equity Award is granted, and will be subject to the terms and provisions of the Company’s equity incentive plan in effect from time to time.
Benefits and Perquisites
You will continue to be eligible to participate in the employee benefit plans, policies, programs, and arrangements, as may be amended from time to time, on the same terms as you currently participate, to the extent you continue to meet the eligibility requirements for any such plan, policy, program, or arrangement, including pension, death in service benefit, private medical insurance scheme and group income protection scheme.
Subject to the terms of this Offer Letter you will be entitled to take 30 days paid holiday in each holiday year (plus all bank and public holidays normally observed in England). The Company's holiday year currently runs from 1 January to 31 December each year. You will be deemed to have taken the statutory basic annual leave entitlement first then the statutory additional annual leave entitlement and finally any additional contractual leave entitlement. The times at which you take holiday must be in accordance with Company policy.
Failure by you to take holiday entitlement in the appropriate holiday year will, save as required by law, lead to the forfeiture of any holiday untaken in the relevant holiday year without any right to payment in lieu thereof. You will be entitled to carry forward any accrued but untaken holiday to a subsequent holiday year where you have been prevented from taking it in the relevant holiday year due to a period of sickness absence, paternity, adoption, parental or shared parental leave. In cases of sickness absence, carry over is limited to four weeks' holiday per year less any leave taken during the leave year which has just ended. Any such carried over holiday which is not taken within eighteen months of the end of the relevant holiday year will be lost.
Notwithstanding the foregoing on the termination of the employment no payment in lieu will be made in respect of any public or bank holidays. During any period of notice or Garden Leave the Company may require you to take any holiday entitlement accrued but untaken in the holiday year in which the employment terminates or may make a payment in lieu of the same. If, on the termination of the employment, you have taken more than your accrued holiday entitlement, you will repay the excess to the Company from any sums due to you and, for the purposes of the Employment Rights Act 1996, you hereby authorise the Company to make such deduction.
The calculation of any entitlement to accrued and untaken holiday or deductions where you have, on termination, taken more than you accrued holiday entitlement shall be based on 1/260th of the Base Salary for each untaken or excess day of the entitlement for the holiday year in which termination takes place.
If the Company has terminated or would be entitled to terminate the employment summarily or if you have terminated the employment in breach of this agreement any payment due under this in respect of accrued holiday shall be limited to the Executive's statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.
The Company reserves the right to change its policies with respect to any and all employee benefits from time to time, subject to compliance with applicable law. You will continue to be enrolled into the Sirius International Insurance Corporation Group Pension scheme.
Termination of Employment
Notwithstanding the other provisions of this letter agreement and without prejudice to the Company's right at common law to terminate your employment in response to a fundamental breach of contract by you, your employment shall be subject to termination by the Company by summary notice in writing

(notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause) if you shall have:
(a)    committed an act of gross misconduct;
(b)    committed by act or omission any serious breach or material breach of your obligations hereunder; or
(c)    committed by act or omission any repeated or continued (after warning) breach of your obligations hereunder; or
(d)    been guilty of conduct by act or omission (whether in the course of the duties hereunder or otherwise) which does or may bring you or the Company (or any Company Group) into disrepute in the reasonable opinion of the Company or which causes the Company (or any Company Group) substantial economic harm; or
(e)    become bankrupt or had an interim order made against you under the Insolvency Act 1986 or compounded with your creditors generally; or
(f)    been convicted of an offence under any statutory enactment or regulation (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non custodial penalty is imposed); or
(g)    become prevented by an applicable law or regulation from performing any material part of your duties; or
(h)    been guilty of a material breach of the applicable rules or regulations as amended from time to time of any regulatory authorities relevant to the Company or any Company Group or any code of practice issued by the Company (as amended from time to time or failed to meet the requirements of such regulatory authority whose consent is required to enable you to undertake all or any of the duties under the employment); or
(i)    ceased to be eligible to work in the United Kingdom in accordance with Sections 15-25 of the Immigration, Asylum and Nationality Act 2006; or
(j)    been absent from work for a period of [180] days or more in any period of 12 consecutive months as a result of ill health or incapacity.
Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.
If the Company becomes entitled to terminate the employment pursuant to any or all of (a) – (j) above or whilst the Company or any external body investigates any disciplinary matter involving you (regardless of whether it is an allegation which would or may entitle the Company to terminate the employment or while any disciplinary proceeding or process against you is outstanding or on-going, the Company shall be entitled (but without prejudice to its right subsequently to terminate the employment on the same or any other ground) to suspend you for so long as it may think fit. During any such period of suspension the Company will continue to pay the Base Salary only and you shall not be entitled to or be eligible to receive or accrue any bonus, share entitlement, allowance or any other remuneration or benefits.
In the event of your termination of employment for any reason other than for gross misconduct, (i) you will be entitled to receive any accrued and unpaid Base Salary and all accrued and unpaid benefits under any benefit plans in which you participated as of the termination date subject to and in accordance with the applicable terms and conditions of such plans; (ii) you will be deemed to have resigned from any boards of, or other positions with, the Company (and any company in the Company Group) and if necessary you will do all acts the Company may request in order to effect your resignation of such directorships or other positions held by you ; and (iii) you agree to cooperate with the Company and any company in the Company Group and to be reasonably available for a reasonable period of time with respect to matters arising out of your employment hereunder or any other relationship with the Company or the Company Group, whether such matters are business-related, legal, or otherwise.
Notice Period
Either you or the Company may lawfully terminate your employment with the Company by giving to the other party not less than 6 months’ prior notice in writing.
Notwithstanding the previous paragraph, the Company may, in its sole and absolute discretion, terminate your employment at any time (including once either party has given notice to terminate) and with immediate effect by notifying you that it is exercising its right under this paragraph and that it will make, within 28 days, a payment in lieu of notice (“Payment in Lieu”) to you. A Payment in Lieu will be equal to the Base Salary (as at the date of termination) which you would have been entitled to receive under this Offer Letter during the notice period referred to in the previous paragraph (or, if notice has already been given, during the remainder of the notice period), less applicable withholding and deductions. A Payment in Lieu will include Base Salary only and not any payment in respect of bonus, benefits or holiday to which you may have been entitled during the notice period.
Following service of notice to terminate your employment by either party, the Company may place you on garden leave for the whole or part of the remainder of your employment. During any period of garden leave (i) the Company may require you to carry out no duties or alternative duties, or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as the Company may decide; (ii) you shall continue to receive your base salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement; (iii) you shall remain an employee of the Company and bound by the terms of this Offer Letter (including any implied duties of good faith and fidelity); (iv) the Company may exclude you from any of its premises; and (v) the Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, broker, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company.
Withholding
You will be solely responsible for taxes imposed on you by reason of any compensation and benefits provided to you by the Company, and all such compensation and benefits will be subject to applicable withholding and deductions.
Other
(i) No collective agreements. There is no collective agreement which directly affects your employment with the Company. (ii) Disciplinary and grievance. You are subject to our disciplinary rules and procedures, and our grievance procedure, copies of which are in the Employee Handbook available from the human resources department. These rules and procedures do not form part of your contract of employment. If you want to raise a grievance, you may apply in writing to the person to whom you report. (iii) Training. You may be required to attend compliance or other training from time to time. (iv) Sickness absence. If you are unable to work due to illness or incapacity, you shall certify your absence in accordance with our sickness policy which is available in the Employee Handbook. Subject to your compliance with this Offer Letter and the Company's sickness policy (as amended from time to time), you may be eligible to receive sick pay in accordance with the Company's sickness policy. This may be amended from time to time by the Company.
Governing Law; Consent to Jurisdiction.
This Offer Letter shall be governed by the laws of England, without regard to conflict of law principles. To the extent permitted by law, you and the Company hereby irrevocably submit to the exclusive jurisdiction of the courts of England in respect of the interpretation and enforcement of the provisions of this Offer Letter. You and the Company hereby waive and agree not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Offer Letter may not be enforced in or by such courts. You and the Company hereby consent to and grant any such court jurisdiction over your person and over the subject matter of any such action, suit, or proceeding, and agree that the mailing of process or other papers in connection with any such action, suit, or proceeding in any such manner as may be permitted by law shall be valid and sufficient service thereof. You certify and acknowledge that (i) no representative, agent or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) you understand and have considered the implications of this waiver, (iii) you make this waiver voluntarily, and (iv) the Company has been induced to enter into this Offer Letter by, among other things, the waiver and certifications in this paragraph.

Restrictive Covenant Agreement
As a condition to the offer set forth in this Offer Letter, and simultaneously with your entry into this Offer Letter, you and the Company are also entering into the Restrictive Covenant Agreement attached hereto as Exhibit A.
Miscellaneous
This Offer Letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Offer Letter may not be modified or amended except by written agreement signed by the Company and you. This Offer Letter will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns; however, you may not assign all or any portion of this Offer Letter without the prior written consent of the Company.
If you have any questions about the above details, please call me. If you wish to accept this agreement, please sign below and return this Offer Letter to me within fourteen (14) days.
I look forward to hearing from you.
Yours sincerely

/s/ Prashanth Gangu
Prashanth Gangu
Chief Operating Officer &
President, Insurance and Services
SiriusPoint Ltd. for and on behalf of Sirius International Insurance Group Limited.

Acceptance of Offer
I have read and understood and I accept all the terms of the offer as set forth in this Offer Letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the Offer Letter, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Offer Letter.

Stuart Liddell

Signed        /s/ Stuart Liddell
Date

Exhibit A
Sirius International Insurance Group Limited
Restrictive Covenant Agreement

This Employee Restrictive Covenant Agreement (the “Agreement”) is entered into by and between Sirius International Insurance Group, (the “Company”), and the undersigned (the “Executive”) effective as of the effective date set forth in the Offer Letter agreement to which this Agreement is attached.
Company Group in this Exhibit A and in the Offer Letter means any holding company or parent undertaking for the time being of the Company or any subsidiary or subsidiary undertaking for the time being of the Company or of any such holding company or parent undertaking (for which purpose the expressions "holding company" and "subsidiary" shall have the meanings ascribed thereto by section 1159 Companies Act 2006 and the expressions "parent undertaking" and "subsidiary undertaking" shall have the meanings ascribed thereto by section 1162 Companies Act 2006);
In consideration of the Executive’s employment by the Company and compensation and benefits to be provided pursuant to such employment, which the Executive acknowledges to be good and valuable consideration for the Executive’s obligations hereunder, the Company and the Executive hereby agree as follows:
1.Confidentiality. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company and companies in the Company Group, including but not limited to, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company Group reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the term of Executive’s employment and thereafter, the Executive will not, other than on behalf of the Company, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, that disclosure may be made to the extent required by law, regulation, or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Executive’s employment, the Executive will promptly supply to the Company (i) all property of the Company and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, or any other tangible product or document containing Confidential Information produced by, received by, or otherwise submitted to the Executive during or prior to the Executive’s employment.
2.Noncompetition. By and in consideration of the Executive’s employment by the Company and the payments to be made and benefits to be provided by the Company in connection with the Executive’s employment, and further in consideration of the Executive’s exposure to the proprietary information of the Company Group (including but not limited to Confidential Information), the Executive agrees that the Executive will not, during the Noncompetition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); save that the Executive may be interested in (i) securities in a company which are listed/traded or dealt in on any recognised investment exchange granted recognition under section 285 (1) Financial Services and Markets Act 2000 including a recognised overseas investment exchange; and, provided that the Executive does not hold or is not interested (directly or indirectly) in shares which represent more than one per cent of the votes that could be cast at a general meeting of any body corporate; or (ii) any class of securities not so listed trade or dealt provided that the Executive does not hold (and is not interested directly or indirectly in) shares representing more than 5 per cent per cent of the issued share capital of that body corporate. Following
    Sirius International Insurance Corporation (publ) UK Branch, Floor 4 • 20 Fenchurch Street • London • EC3M 3BY, UK
Registered Office: the Swedish Companies Registration Office, Stockholm, Sweden

termination of the Executive’s employment, upon request of the Company during the Noncompetition Term where the Company has reason to believe the Executive has or may have breached the restrictions herein, the Executive shall notify the Company of the Executive’s then-current employment status and the names and details of the entity by which he is engaged or employed or providing services to at the time of the request.
3.Nonsolicitation/nondealing. During the Noncompetition Term, the Executive shall not directly or indirectly, and shall not cause any other person to, (i) solicit or interfere with or harm (or in the case of a customer, have dealings with in competition with a Company Group that would or may harm), or attempt to solicit, interfere with or harm (or in the case of a customer, have dealings with in competition with a Company Group that would or may harm), the relationship of the Company Group or any member of the Company Group with any Restricted Person (as defined below), or (ii) endeavor to entice any Restricted Person away from the Company Group.
4.Nondisparagement. While the Executive is employed with the Company Group and thereafter, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company Group or any of its affiliates, directors, officers, or employees.
5.Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements, and patentable or copyrightable works initiated, conceived, or made by the Executive, either alone or in conjunction with others, while employed by the Company and related to the business or activities of the Company Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments, or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents, or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group therein. These obligations shall continue beyond the conclusion of the Executive’s employment with the Company with respect to inventions, discoveries, improvements, or copyrightable works initiated, conceived, or made by the Executive during the Executive’s employment.
6.Remedies. The Executive agrees that any breach of the terms of this Agreement would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Agreement are reasonable and necessary to protect the business of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such business. Should a court, arbitrator, or other similar authority determine, however, that any provisions of the covenants contained in this Agreement are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.
7.No Interference. Executive understands that nothing contained in this Agreement limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), the UK Financial Conduct Authority or Prudential Regulation Authority or any other federal, national, state or local governmental agency or commission (“Governmental Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Governmental Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company.
8.Certain Definitions. For purposes of this Agreement:
(a)The “Noncompetition Term” shall mean the period beginning on the date of this Agreement and ending six (6) months following the Executive’s termination of employment for any reason whatsoever (less any period of garden leave served immediately prior to the termination date).

(b)“Restricted Enterprise” shall mean (x) on any date during the Executive’s employment, any person, corporation, partnership, or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group on such date, and (y) on and after the date of Executive’s termination of employment, any person, corporation, partnership, or other entity that otherwise competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group as of the termination date and with which the Executive was involved in the twelve (12) months immediately prior to the termination date (or, if applicable, the twelve (12) months immediately prior to the start of garden leave).
(c)“Restricted Person” shall mean (x) on any date during the Executive’s employment, any person who at any time during the Executive’s employment with the Company was a senior employee or a customer of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group, and (y) on and after the date of Executive’s termination, any person who was a senior employee or customer of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group and with whom the Executive had material dealings in the course of his employment, or about whom the Executive received Confidential Information, in the twelve (12) months immediately prior to the termination date (or, if applicable the twelve (12) months immediately prior to the start of garden leave).The “Territory” shall mean, as of any date, (x) the geographic markets in which the business of the Company Group is then being conducted by the Company Group and (y) any other geographic market as to which the Company Group has, during the twelve (12) months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company Group.
9.No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.
10.Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and the Company Group, and each of their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.
11.Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.
12.Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
13.Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of England, without reference to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of England in respect of the interpretation and enforcement of the provisions of this Agreement. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such action, suit, or proceeding and agrees that the mailing of process or other papers in connection with any such action, suit, or proceeding in any such manner as may be permitted by law shall be valid and sufficient service thereof. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
14.Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.
15.Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.
16.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

                            EXECUTIVE

                                /s/ Stuart Liddell
                            Stuart Liddell

                            Sirius International Insurance Group Limited

                            By:     /s/ Prashanth Gangu
                             Name: Prashanth Gangu
                             Title: Chief Operating Officer &
                                 President, Insurance and Services